EXHIBIT 10.27

                                  AGREEMENT

     THIS AGREEMENT is executed as set forth below, pursuant to a term sheet agreed upon as of the 15th day of December 2005 (on which date the parties agreed to all material terms except Commencement Date), by, between and among Bion Environmental Technologies, Inc. ("Bion"), Bion Dairy Corporation ("Dairy"), a subsidiary of Bion, (collectively Bion & Dairy, together with the other wholly-owned subsidiaries of Bion, are sometimes referred to as the ("Bion Companies") and Jeremy Rowland ("JR").

     WHEREAS the Bion Companies desire to receive the services of JR upon the terms and conditions set forth in this Agreement;

     AND WHEREAS JR desires to provide to the Bion Companies with his services upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies do hereby agree to engage the services of JR, and (with the express consent of JR as evidenced by his signature below), upon the terms and conditions set forth in the following paragraphs:

     1) The Term of this Agreement shall run from September 18, 2006 (or another mutually agreed upon date during September 2006) ("Commencement Date"), through a date four years after the Commencement Date ("Term"), during which Term JR shall provide to the Bion Companies his full-time services as set forth in the following provisions:

          a) JR shall provide his full-time services to the Bion Companies (initially through Dairy) as Chief Operating Officer ("COO") of Dairy, with duties per discussions to date;

          b) JR shall, at the request of Bion, also serve as COO (or in another senior management officer ("SMO") position) of Bion provided that Bion has D&O insurance in place and Bion has recommenced filing with the U.S. Securities & Exchange Commission ("SEC");

          c) JR, as COO and/or SMO, of Bion and/or Dairy will be part of a small senior management cadre which will divide among themselves all of the necessary management duties of the Bion Companies; JR shall report to the senior management of the Bion Companies (Chairman, CEO and /or President, as applicable), who will also be responsible for evaluation of his performance;

          d) JR and the Bion Companies shall work out a mutually acceptable manner of handling office costs, business expenses, travel expenses, etc. which is consistent with the current treatment by the Bion Companies in relation to other senior management and senior technical employees; in addition, JR shall be eligible for reimbursement for reasonable medical insurance premiums for his family and shall have the right to participate in existing or subsequently adopted 401(k) plans;

          e) JR shall initially have not less than 3 weeks of paid vacation per year which vacation time shall be scheduled with the senior management of the Bion Companies in a manner consistent with JR"s duties.

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     2)   Compensation during the Term of this Agreement  (all compensations items herein and this entire Agreement presume that Bion is receiving and JR is providing the services as set forth above):

          a) Cash compensation from the Bion Companies to JR for services provided by JR shall be initially $150,000 per year, which shall be payable in twice monthly installments of $6,250 commencing with the first month of full-time service;

          b) Bion shall grant to JR on the Commencement Date of this Agreement, in aggregate, 150,000 options, each of which Options may be exercised to purchase one share of Bion common stock for a period ending December 15, 2015 at an exercise price of $4.00 per share (collectively, "Options"), 25% (37,500) of which Options shall vest on the Commencement Date and an additional 25% (37,500) shall vest on each of the next three anniversaries of the Commencement Date; PROVIDED, HOWEVER, if JR fails to provide the services to the Bion Companies for the entire Term (except if this is the result of the Bion Companies terminating JR for other than cause), all unvested Options on the date on which JR"s termination takes place shall be automatically cancelled on such termination date; for the purposes of these provisions, termination for cause shall include, without limitation, any of the events listed below:

          A) JR"s conviction of any criminal act including, without limitation, misappropriation of funds or property of the Bion Companies or any other felony criminal act;

          B) JR"s misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct or substantial neglect of duties; and

          C)  Breach by JR of any material provision of this Agreement.

          c) In the event that the Bion Companies elect to terminate JR without cause, the Bion Companies shall pay JR his full salary and benefits (subject to reasonable mitigation by JR) for the lesser of the balance of the Term or six (6) months.

          d) Further, while the Bion Companies and JR have discussed the Bion Companies" "goal" of being able to justify the declaration/payment of substantial cash bonuses (in a range of up to 50-100% of annual cash compensation) to senior management (and consultants performing senior management functions) once initial major projects (initial Integrated Projects, Dairy Parks and/or Central Processing Facilities with integrated ethanol plants) have been completed, JR understands that the Bion Companies are making no commitments related to such bonuses to JR (or any other officer, director, employee or consultant) other than that JR will be treated/evaluated in the same manner as all other senior management personnel (including consultants). Any such bonuses will be declared/paid only when and if the then existing Boards of Directors of the Bion Companies determines that such bonuses have been earned and are in the best interests of their respective shareholders.


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           e)   Additionally, to the extent that Bion develops policies
regarding vesting of Options and/or bonuses in the event of a "change of control" in the future, JR will be treated in the same manner as all other SMO"s, directors, employees & consultants pursuant to such policies.

     3) JR will abide by the terms and provisions of a Confidentiality/ Proprietary Information Agreement (copy attached hereto as an Exhibit A) and further agrees that, unless expressly waived by the Bion Companies in writing, JR will require any and all persons who have access to confidential information of the Bion Companies to execute copies of agreements substantially similar to Exhibit A and that notwithstanding any other terms herein, Exhibit A shall remain in full force and effect; and JR expressly agree that: a) at no time during the Term or during a two (2) year period following the end of the Term (including any extensions thereto) shall JR compete with the Bion Companies; b) all work product, inventions, etc. of JR made during JR"s employment pursuant to this Agreement shall be the sole property of the Bion Companies and JR, as applicable, shall execute such assignments and /or other documents as may be required to fully vest such ownership in the Bion Companies; and c) all proprietary information and other information concerning the Bion Companies acquired pursuant to the service of JR to the Bion Companies shall at all times be and remain the sole property of the Bion Companies regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), JR shall return all such proprietary information to the Bion Companies on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.)

     4)   a)   The Bion Companies shall reimburse JR for purchase of basic equipment (computer/cell phone/etc) which equipment will be owned by the Bion Companies.

          b) JR shall initially work in the Denver, Colorado metropolitan area and the Bion Companies shall provide JR with appropriate office space if office space other than JR"s home office is needed.

          c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party"s equity or assets and business.

          d) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, with regard to the jurisdiction in which any action or special proceeding may be instituted.



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          e)   Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          f) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          g) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          h) This Agreement shall constitute the entire agreement between the parties hereto Oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Dairy Corporation


By:  /s/ Mark A. Smith

Bion Environmental Technologies, Inc.


By: /s/ Mark A. Smith




/s/ Jeremy Rowland       August 28, 2006
Jeremy Rowland



















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